Federal Kemper Life Assurance Company                      [LOGO OF ZURICH LIFE]
A Stock Life Insurance Company
1600 McConnor Parkway
Schaumburg, Illinois  60196-6801

RIGHT TO CANCEL - FREE LOOK PROVISION - At any time within 10 days of receiving this contract you may return it to us or to the agent through whom it was purchased. Immediately upon our receipt, this contract will be voided as if it had never been in force. All purchase payments allocated to the fixed account plus the separate account contract value computed at the end of the valuation period following our receipt of this contract will then be refunded within ten days.

We agree to pay an annuity to the owner provided this contract is in force on the annuity date.

We further agree to pay the death benefit prior to the annuity date upon the death of an owner when a death benefit is payable. Payment will be made upon our receipt of due proof of death and the return of this contract.

This contract is issued in consideration of the initial purchase payment. The provisions on this cover and the pages that follow are part of this contract.

Signed for Federal Kemper Life Assurance Company at its home office in Schaumburg, Illinois.

        /s/ [ILLEGIBLE]                        /s/ [ILLEGIBLE]

             Secretary                              President

FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the owner and Federal Kemper Life Assurance Company.

READ YOUR CONTRACT CAREFULLY.

                                      INDEX

                                                                      PAGE
ANNUITY OPTION TABLE                                                  16

ANNUITY PERIOD PROVISIONS                                             12 - 15
     Election of Annuity Option                                       12
     Annuity Options                                                  12 - 13
     Transfers During the Annuity Period                              14 - 15

APPLICATION                                                           Follows Endorsements, if any

CONTRACT SCHEDULE                                                     Follows Index

DEATH BENEFIT PROVISIONS                                              10 - 11
     Amount Payable Upon Death                                        10
     Payment of Death Benefits                                        11
     Spousal Continuation                                             11

DEFINITIONS                                                           1 - 2

ENDORSEMENTS, if any                                                  Follows Annuity Option Table

FIXED ACCOUNT PROVISIONS                                              5 - 6
     Fixed Account                                                    5
     Fixed Account Contract Value                                     5 - 6

GENERAL PROVISIONS                                                    2 - 3
     The Contract                                                     2
     Incontestability                                                 2
     Assignment                                                       3
     Reports                                                          3
     Premium Taxes                                                    3

LOAN PROVISIONS                                                       10
     Loans                                                            10
     Loan Interest Rate                                               10
     Loan Repayment                                                   10

OWNERSHIP PROVISIONS                                                  3 - 4
     Owner of Contract                                                3
     Change of Ownership                                              3
     Beneficiary                                                      4

PURCHASE PAYMENT PROVISIONS                                           4 - 5
     Initial Purchase Payment                                         4
     Purchase Payment Limitations                                     4 - 5

TRANSFER AND WITHDRAWAL PROVISIONS                                    7 - 9
     Transfers During the Accumulation Period                         7 - 8
     Withdrawals During the Accumulation Period                       8 - 9
     Withdrawal Charges                                               9
     Transfer and Withdrawal Procedures                               9

VARIABLE ACCOUNT PROVISIONS                                           6 - 7
     Separate Account                                                 6
     Liabilities of Separate Account                                  6
     Subaccounts                                                      6
     Rights Reserved by the Company                                   6 - 7
     Accumulation Unit Value                                          7

                                CONTRACT SCHEDULE

Contract number:                 [ 0003251]           Issue Date:        [May 1, 2003]

Initial Purchase Payment:        [$2,500 ]            Type of contract:  [Nonqualified]

Owner:                           [John Doe]

Owner date of birth
or trust inception date:         [March 04, 1968]

Annuitant:                       [John Doe]

Annuitant gender:                [Male]

Annuitant date of birth:         [March 04, 1968]

Joint Owner:                     [None]

Joint Owner date of birth:       [N/A]

Joint Annuitant:                 [None]

Joint Annuitant gender:          [N/A]

Joint Annuitant date of birth:   [N/A]

Annuity Date:                    [May 1, 2033]

Maximum Annuity Date             [Later of the oldest owner's or annuitant's 90th birthdate]

Date of Continuance:             N/A

Optional Enhanced
Death Benefit Rider:             [Annual Step Up Enhanced Death Benefit Rider]                  Not Selected
                                 [Annual Step Up with 5% Roll Up Enhanced Death Benefit Rider]  Selected

Guaranteed Roll-Up Interest Rate Applicable to [Annual Step Up with [5%] Roll Up Enhanced Death Benefit Rider]:

                                 Class 1 Accumulation Options     [0.00%]
                                 Class 2 Accumulation Options     [5.00%]

Agent:                            [John Smith]

                                                                          Page A

                                CONTRACT SCHEDULE

BENEFICIARY INFORMATION

        Primary beneficiary(ies):

                     [Mary Doe]

        Contingent beneficiary(ies):

                    [James Doe]

We declare a fixed account interest rate for each allocation to the fixed account for an initial period when the allocation is made and at the start of each subsequent interest period. This interest rate will never be less than the minimum guaranteed fixed account interest rate.

The minimum guaranteed fixed account interest rate is:
                  Contract Years            [1 - 10]   [2.00%]
                                            [11+]       3.00%

The initial period is:   [Through the contract year in which the allocation is
                          made.]

Subsequent periods are:  [Each next contract year.]

Maximum Total Purchase Payments:                   [$1,000,000]

Maximum Fixed Account Purchase Payments Per
Contract Year                                      [$100,000]

Minimum Initial Account Allocation:                 [Subaccount $500
                                                    Fixed Account see limits in
                                                    Contract]

Minimum Subsequent Account Allocation:              [Subaccount $50
                                                    Fixed Account see limits in
                                                    Contract]

                                                                          Page B

                                CONTRACT SCHEDULE

Withdrawal Charge:

        A withdrawal charge applies to each purchase payment. Year one is the contract year in which the purchase payment is made. Each later year is measured from the start of the contract year in which the purchase payment was made.

                   During Year               The Withdrawal
                                             Charge is:

                   One                       6.00%
                   Two                       5.00%
                   Three                     4.00%
                   Four                      3.00%
                   Five                      2.00%
                   Six                       1.00%
                   Seven and later           0.00%

        Up to 10% of the contract value less debt may be withdrawn as a partial free withdrawal each contract year. Charges are applied to purchase payments and all related accumulations for any withdrawal in excess of the 10% partial free withdrawal.

A daily equivalent of the following annual charges will be assessed each day on the subaccounts:

        Mortality and expense risk charge:          [1.30%]

        [Optional Enhanced Death Benefit rider charge:]  [Annual Step Up Enhanced Death Benefit Rider][0.20%]
                                                         [Annual Step Up with 5% Roll Up Enhanced Death Benefit Rider] [0.35%]

         The Optional Enhanced Death Benefit rider charge applies to the Class 2 accumulation options. This charge does not apply to the Class 1 accumulation options.

We will assess a records maintenance charge at the end of each calendar quarter in which you participate in the separate account, upon a full withdrawal, and on the annuity date. This charge will not be assessed after the annuity date. This charge will be deducted on a proportional basis from amounts allocated to the subaccounts. The amount of this charge will depend on the amount of the contract value on the date the charge is made:

                   Amount Of                   Records Maintenance
                   Contract Value              Charge

                   less than $25,000           $ 7.50
                   $25,000 to $49,999.99       $ 3.75
                   $50,000 and greater           none

                                                                          Page C

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                                CONTRACT SCHEDULE

Initial                              Initial Annual Effective    Allocation
Allocations                          Interest Rate(s)            Percentage(s)

     Janus Aspen Worldwide Growth           N/A                             80%
     Fixed Account                          3.0%                            20%

                                                                          Page D

                                CONTRACT SCHEDULE

Class 1 Accumulation Options:

         Fixed Account
         [Scudder Money Market subaccount]

Class 2 Accumulation Options:

         [All subaccounts except the Scudder Money Market subaccount.]

[Separate Account: FKLA Variable Annuity Separate Account.]

FKLA Variable Annuity Separate Account Subaccounts available on the Issue Date:

         Scudder Money Market
         Scudder Government Securities
         Scudder High Yield
         Scudder Total Return
         Scudder Growth
         Scudder International Research
         Scudder Small Cap Growth
         Scudder Investment Grade Bond
         Scudder Small Cap Value
         Scudder Contrarian Value
         SVS Focus Value + Growth
         Scudder Technology Growth
         Scudder Bond
         Scudder Capital Growth
         Scudder International
         Credit Suisse Warburg Pincus Trust - Emerging Markets
         Janus Aspen Balanced
         Janus Aspen Growth
         Janus Aspen Aggressive Growth
         Janus Aspen Worldwide Growth
         Pilgrim Emerging Markets Fund, Inc.
         Pilgrim Natural Resources Trust
         Fidelity VIP II Asset Manager
         Fidelity VIP II Index 500
         Fidelity VIP II Contrafund (R)
         Fidelity VIP Equity-Income
         Fidelity VIP Growth
         Alger American Growth
         Alger American Small Capitalization
         Alger American MidCap Growth
         American Century VP Income & Growth
         American Century VP Value
         The Dreyfus Socially Responsible Growth Fund, Inc.
         J.P. Morgan Small Company

                                                                          Page E

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DEFINITIONS

                                Accumulation Period - The period between the issue date and the annuity date.

                                Accumulation Unit - An accounting unit of measure used to calculate the value of each subaccount.

                                Age - The attained age.

                                Annuitant - The person during whose lifetime the annuity is to be paid. Under a nonqualified plan when two people are named as joint annuitants, the term "annuitant" means the joint annuitants or the survivor.

                                Annuity - A series of payments paid in
                                accordance with this contract which begins on the annuity date.

                                Annuity Date - The date on which annuity payments begin. The original annuity date is stated in the contract schedule.

                                Annuity Period - This is the period that starts on the annuity date.

                                Annuity Unit - An accounting unit of measure used to calculate the amount of variable annuity payments after the first annuity payment.

                                Annuity Unit Value - The value of an annuity unit of a subaccount determined for a valuation period according to the formula stated in this contract.

                                Contract Value - The sum of the fixed account contract value plus the separate account contract value.

                                Contract Year - A one year period of time starting on the issue date and successive contract anniversaries.

                                Debt - The principal of any outstanding loan plus any loan interest due or accrued.

                                Fixed Account - Our assets other than those allocated to the separate account or any other separate account. We guarantee a minimum rate of interest on purchase payments allocated to the fixed account.

                                Fixed Account Contract Value - The fixed account contract value is the value of the fixed account of this contract on any valuation date.

                                Fixed Annuity - An annuity payment plan that does not vary as to dollar amount with investment experience.

                                Fund - An investment company or separate series thereof, in which subaccounts of the separate account invest.

                                Issue Date - The issue date is stated in the contract schedule.

                                Mortality and Expense Risk Charge - This is a charge deducted in the calculation of the accumulation unit value and the annuity unit value. It is for our assumption of mortality risks and expense guarantees.

                                Nonqualified - This contract issued other than as a qualified plan.

                                Owner - See "You, You, Yours" below.

                                Purchase Payments - This is the dollar amount we receive in U.S. currency to buy the benefits this contract provides.

                                Qualified Plan - This contract issued under a retirement plan which qualifies for favorable income tax treatment under Section 401, 403, 408 or 457 of the Internal Revenue Code as amended.

                                Records Maintenance Charge - This is a charge assessed against your contract as specified in the contract schedule.

                                                                          Page 1

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                                                                          Page 2

DEFINITIONS (Continued)

                                Received By The Company - This means received by Federal Kemper Life Assurance Company at its home office in Schaumburg, Illinois.

                                Separate Account - A unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and identified in the contract schedule.

                                Separate Account Contract Value - This is the sum of the subaccount values of this contract on the valuation date.

                                Subaccounts - The separate account has multiple subaccounts. The subaccounts available on the issue date are stated in the contract schedule.

                                Subaccount Value - We will value each subaccount separately according to the formula stated in this contract.

                                Valuation Date - Each business day that
                                applicable law requires that we value the assets of the separate account. Currently this is each day that the New York Stock Exchange is open for trading.

                                Valuation Period - The period that starts at the close of a valuation date and ends at the close of the next succeeding valuation date.

                                Variable Annuity - An annuity payment plan which varies as to dollar amount because of subaccount investment experience.

                                We, Our, Us - Federal Kemper Life Assurance
                                Company.

                                You, Your, Yours - The party(ies) named as owner in the contract schedule unless later changed as provided in this contract. Under a nonqualified plan when more than one person is named as owner, the terms "you," "your," "yours," means joint owners. The owner may be changed during the lifetime of the owner. The owner, prior to the death of an owner, has the exclusive right to exercise every option and right conferred by this contract.

GENERAL PROVISIONS

The Contract                    This contract and any attached application,
                                endorsement(s) and rider(s) constitute the entire contract between the parties. All statements made in the application are deemed representations and not warranties. No statement will void this contract or be used as a defense of a claim unless it is contained in the application.

Modification of Contract        Only our president, secretary and assistant
                                secretaries have the power to approve a change or waive any provisions of this contract. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of this contract.

                                Upon notice to you, this contract may be modified by us as is necessary to comply with any law or regulation issued by a governmental agency to which we or the separate account is subject or as is necessary to assure continued qualification of this contract under the Internal Revenue Code or other laws relating to retirement plans or annuities or as otherwise may be in your best interest. In the event of a modification, we may make appropriate endorsement to this contract and we will obtain all required regulatory approvals.

Incontestability                We cannot contest this contract after it has
                                been in force for two years from the issue date.

Change of Annuity Date          You may write to us prior to distribution of a
                                death benefit or the first annuity payment date and request a change of the annuity date. The new annuity date must not be later than the maximum annuity date stated in the contract schedule.

Assignment                      No assignment of this contract is binding unless
                                we receive it in writing. We assume no
                                responsibility for the validity or sufficiency of any assignment. Once filed, the rights of the owner, annuitant and beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee.

Due Proof of Death              We must receive written proof of the death of
                                the owner when a death benefit is payable. The proof may be a certified death certificate or any other proof satisfactory to us.

Reserves, Contract Values,      All reserves are equal to or greater than those
Annuity and Death Benefits      required by statute. Any available contract
                                value, paid-up annuity benefit and death benefit are not less than the minimum benefits required by the statutes of the state in which this contract is delivered.

Non-Participating               This contract does not pay dividends. It will
                                not share in our surplus or earnings.

Reports At least once each contract year we will send you a statement showing purchase payments received, interest credited, investment experience and charges made since the last report, as well as any other information required by statute.

Premium Taxes                   We will make a deduction for state premium taxes
                                in certain situations. On any contract subject to premium tax, as provided under applicable law, the tax will be deducted from: a. the purchase payments when we receive them; b. the contract value upon total withdrawal; or c. from the total contract value applied to an annuity option at the time annuity payments start.

Qualified Plans                 If this contract is issued under a qualified
                                plan additional provisions may apply. The rider or amendment to this contract used to qualify it under the applicable section of the Internal
                                Revenue Code will indicate the extent of change in the provisions.

OWNERSHIP PROVISIONS

Owner Before the annuity date and prior to the death of an owner, you have the right to cancel or amend this contract if we agree. You may exercise every option and right conferred by this contract including the right of assignment. The joint owners must agree to any change if more than one owner is named.

Change of Ownership             You may change the owner by written request
                                before the annuity date and prior to the death of an owner. You must furnish information sufficient to clearly identify the new owner to us. The change is subject to any existing assignment of this contract. When we record the effective date of the change, it will be the date the notice was signed except for action taken by us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require you to return this contract to us for endorsement of a change.

Annuitant                       Prior to the annuity date, an annuitant may be
                                replaced or added unless the owner is a
                                non-natural person. At all times there must be at least one annuitant. If the annuitant dies, the youngest owner will become the new annuitant unless a new annuitant is otherwise named. Upon the death of an annuitant prior to the annuity date, a death benefit is not paid unless the owner is a non-natural person.

Beneficiary Designation and     The beneficiary is stated in the contract
Change of Beneficiary           schedule. In the case of joint owners, the
                                surviving joint owner is automatically the primary beneficiary of any death benefit resulting from the death of a joint owner. You may change the beneficiary if you send us a written change form. Changes are subject to the following:

                                1. The change must be filed while you are alive
                                   and prior to the annuity date;
                                2. This contract must be in force at the time
                                   you file a change;
                                3. Such change must not be prohibited by the
                                   terms of an existing assignment, beneficiary designation or other restriction;
                                4. Such change will take effect when we receive
                                   it;
                                5. After we receive the change, it will take
                                   effect on the date the change form was
                                   signed. However, action taken by us before the change form was received will remain in effect; and
                                6. The request for change must provide
                                   information sufficient to identify the new beneficiary.
                                7. In the case of joint owners, the designation
                                   of a beneficiary other than the joint
                                   surviving owner will be deemed to be a
                                   contingent beneficiary(ies).

                                We may require you to return this contract for endorsement of a change.

Death of Beneficiary            The interest of a beneficiary who dies before
                                the distribution of the death benefit will pass to the other beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives or is named, the distribution will be made to your estate when you die. If a beneficiary dies within ten days of the date of your death, the death benefit will be paid as if you had survived the beneficiary. If you and the beneficiary die simultaneously, we will pay the death benefit as if you had survived the beneficiary.

PURCHASE PAYMENT PROVISIONS

Initial Purchase Payment        The minimum initial purchase payment is $2,500
                                for a nonqualified plan and $50 for a qualified plan.

Purchase Payment Limitations    The minimum subsequent purchase payment is $500
                                for a nonqualified plan and $50 for a qualified plan. We will accept a subsequent qualified plan purchase payment of less than $50 when annual contributions from a payroll deduction or salary reduction plan equal or exceed $600.

                                The sum of all purchase payments allocated to the fixed account in any contract year may not exceed the maximum fixed account purchase payment shown on the contract schedule. Purchase payments made under a systematic investment program that has been approved by us are not subject to the above limitation, but we reserve the right to modify or terminate this provision and to apply the contract year allocation limitation to such purchase payments.

                                The sum of all purchase payments allocated to the contract may not exceed the maximum total purchase payments shown on the contract schedule.

                                We will not accept purchase payments more frequently than once every other week.

                                Initial purchase payments of less than $500 may be allocated to: 1. the fixed account; or 2. a subaccount; or 3. to the fixed account and one subaccount.

                                Subsequent nonqualified purchase payments must first be applied to the fixed account or any subaccount whose value is less than $500. After each initial account has been allocated to at least $500, purchase payments may be allocated to a new account.

                                Subsequent qualified plan contributions from a payroll deduction or salary reduction program of $50 or more may be made to the fixed account or to an additional subaccount.

                                We will deduct any applicable state premium taxes from the purchase payments we apply to the contract.

                                We reserve the right: (a) not to allow
                                allocation of any purchase payment to the fixed account if the fixed account interest rate applicable to that purchase payment would be less than or equal to 3%; and, (b) to except purchase payments that are part of a systematic investment program that has been approved by us from such allocation limitation.

                                We reserve the right to waive or modify these limits. We also reserve the right not to accept any purchase payment.

Place of Payment                All purchase payments under this contract must
                                be paid to us at our home office or such other location as we may select. We will notify you and any other interested parties in writing of such other locations. Purchase payments received by an agent will begin earning interest after we receive it.

FIXED ACCOUNT PROVISIONS

Fixed Account                   The guaranteed benefits under this contract are
                                provided through the fixed account.

Fixed Account Contract Value    The fixed account contract value includes: 1.
                                your purchase payments allocated to the fixed account; 2. amounts transferred from a subaccount to the fixed account at your request;
                                and 3. the interest credited to amounts so allocated or transferred. Transfers and withdrawals from the fixed account reduce the fixed account contract value.

                                The initial fixed account interest rate credited to the initial purchase payment is in effect through the end of the guarantee period and is shown in the contract schedule. At the beginning of each subsequent guarantee period shown in the contract schedule, we will declare the fixed account interest rate applicable to the initial purchase payment for each such subsequent guarantee period. We will declare the fixed account interest rate with respect to each subsequent purchase payment received. Any such purchase payment we receive will be credited that rate through the end of the guarantee period shown in the contract schedule. At the beginning of each subsequent guarantee period, we will declare the fixed account interest rate applicable to each subsequent purchase payment for such guarantee period.

                                We reserve the right to declare the fixed account current interest rate(s) based upon: the issue date; the date we receive a purchase payment; or the date of account transfer.

                                We calculate the interest credited to the fixed account by compounding daily, at daily interest rates, rates which would produce at the end of a contract year a result identical to the one produced by applying an annual interest rate.

                                The minimum guaranteed fixed account interest rate is shown in the contract schedule.

VARIABLE ACCOUNT PROVISIONS

Separate Account                The variable benefits under this contract are
                                provided through the separate account identified in the contract schedule. The separate account is registered with the Securities and Exchange
                                Commission as a unit investment trust under the Investment Company Act of 1940. It is a separate investment account maintained by us into which a portion of the company's assets have been allocated for this contract and may be allocated for certain other contracts.

Liabilities of Separate Account The assets equal to the reserves and other liabilities of the separate account will not be charged with liabilities arising out of any other business we may conduct. We will value the assets of the separate account on each valuation date.

Separate Account Contract Value On any valuation day the separate account contract value is the sum of its subaccount values.

Subaccounts                     The separate account consists of multiple
                                subaccounts as shown in the contract schedule.
                                We may, from time to time, combine or remove subaccounts in the separate account and establish additional subaccounts of the separate account. In such event we may permit you to select other subaccounts under this contract.
                                However, the right to select any other
                                subaccount is limited by the terms and
                                conditions we may impose on such transactions.

Fund Each subaccount of the separate account will buy shares of a fund or a separate series of a fund. Each fund is registered under the Investment Company Act of 1940 as an open-end diversified management investment company. Each series of a fund represents a separate investment portfolio which corresponds to one of the subaccounts of the Separate Account.

                                If we establish additional subaccounts each new subaccount will invest in a new series of a fund or in shares of another investment company. We may also substitute other investment companies.

Rights Reserved by the Company  We reserve the right, subject to compliance with the current law or as it may be changed in the future:

                                1. To operate the separate account in any form
                                   permitted under the Investment Company Act of 1940 or in any other form permitted by law;
                                2. To take any action necessary to comply
                                   with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;
                                3. To transfer any assets in any subaccount
                                   to another subaccount or to add, combine or remove subaccounts in the separate account;
                                4. To delete the shares of any of the
                                   portfolios of a fund or any other open-end investment company and to substitute, for the fund shares held in any subaccount, the shares of another portfolio of a fund or the shares of another investment company or any other investment permitted by law; and
                                5. To change the way we assess charges, but
                                   not to increase the aggregate amount above that currently charged to the separate account and the funds in connection with the contracts.

                                When required by law, we will obtain your approval of such changes and the approval of any regulatory authority.

Accumulation Unit Value         Each subaccount has an accumulation unit value.
                                When purchase payments or other amounts are allocated to a subaccount, a number of units are purchased based on the accumulation unit value of the subaccount at the end of the valuation period during which the allocation is made. When amounts are transferred out of or deducted from a subaccount, units are redeemed in a similar manner.

                                The accumulation unit value for each subsequent valuation period is the investment experience factor for that period multiplied by the accumulation unit value for the period immediately preceding. Each valuation period has a single accumulation unit value that is applied to each day in the period. The number of accumulation units will not change as a result of investment experience.

Investment Experience Factor    Each subaccount has its own investment
                                experience factor. The investment experience of the separate account is calculated by applying the investment experience factor to the cash value in each subaccount during a valuation period.

                                The investment experience factor of a subaccount for a valuation period is determined by dividing
                                1. by 2. and subtracting 3. from the result, where:

                                1.  is the net result of:

                                a.  the net asset value per share of the
                                    investment held in the subaccount determined at the end of the current valuation period; plus

                                b.  the per share amount of any dividend or
                                    capital gain distributions made by the
                                    investments held in the subaccount, if the "ex-dividend" date occurs during the current valuation period; plus or minus

                                c. a charge or credit for any taxes reserved for the current valuation period which we determine resulted from the investment operations of the subaccount;

                                2.  is the net asset value per share of the
                                    investment held in the subaccount,
                                    determined at the end of the last valuation period;

                                3. is the factor representing the mortality and expense risk charge stated in the contract schedule and any applicable charges for any optional death benefits for the number of days in the valuation period.

TRANSFER AND WITHDRAWAL PROVISIONS

Transfers During the            Once each fifteen days all or part of the
Accumulation Period             separate account contract value may be
                                transferred to another subaccount. Transfers may also be made at that time to the fixed account subject to the conditions stated in paragraph 7 below. We will allow the first transfer fifteen days after the issue date.

                                Transfers will be subject to the following conditions:

                                1. The minimum amount which may be transferred, subject to paragraph 6 below, is $500 or, if smaller, the remaining value in the fixed account or a subaccount;

                                2.  No partial transfer will be made if the
                                    remaining contract value of the fixed
                                    account or any subaccount will be less than $500 unless the transfer will eliminate your interest in such account;

                                3.  No transfer may be made within seven
                                    calendar days of the date on which the first annuity payment is due;

                                4. You may request an additional transfer from the fixed account, subject to paragraph 6 below, to one or more subaccounts during the thirty day period before the date on which the first annuity payment is due. Such transfer must become effective no later than the seventh calendar day before such due date;

                                5. When you request a transfer from the fixed account contract value to a subaccount, we will limit the amount that can be transferred, subject to paragraph 6 below, to the amount which exceeds debt and the withdrawal charge, if any, applicable to the total fixed account contract value for the contract year during which the total transfer is made.

                                6. Total transfers out of the fixed account in any contract year may not exceed 25% of the value of the fixed account as of: (a) the prior contract anniversary; or (b) the issue date for transfers made prior to the first contract anniversary. Transfers made under a systematic investment program that has been approved by us are not subject to the above limitation, but we reserve the right to modify or terminate this provision and to apply the above limitation to such transfers.

                                7. Total transfers into the fixed account in any contract year, that would be credited a current interest rate of 3% or less, may not exceed 25% of the contract value as of: (a) the prior contract anniversary; or (b) the issue date for transfers made prior to the first contract anniversary. Transfers made under a systematic investment program that has been approved by us are not subject to the above limitation, but we reserve the right to modify or terminate this provision and to apply the above limitation to such transfers.

                                8. We reserve the right: (a) not to allow any transfer into the fixed account if the fixed account interest rate with respect to that transfer would be less than or equal to 3%; and, (b) to except from such transfer limitation transfers made under an approved systematic investment program.

                                We will transfer amounts bought by purchase payments and all related accumulations received in a given contract year, in the chronological order we received them.

                                Any transfer request must clearly specify: 1. the amount which is to be transferred; and 2. the names of the accounts which are affected. We will only honor a telephone transfer request if a properly executed telephone transfer authorization is on file with us. Such request for a transfer must comply with the conditions of the authorization.

                                We reserve the right at any time and without notice to any party, to terminate, suspend, or modify these transfer rights.

Withdrawals During the          During the accumulation period, you may withdraw
Accumulation Period             all or part of the contract value that remains
                                after we subtract any withdrawal charge, debt and applicable premium taxes. We must receive a written request that indicates the amount of the withdrawal from the fixed account and each subaccount. You must return the contract to us if you elect a total withdrawal.

                                Withdrawals are subject to the conditions that follow.

                                1. Each withdrawal must be at least $500 or the value that remains in the fixed account or a subaccount if smaller;
                                2. A minimum of $500 must remain in the account after you make a withdrawal unless the account is eliminated by such withdrawal;
                                3.  The maximum you may withdraw from any
                                    account is the value of the fixed account or a subaccount less the amount of any withdrawal charge;
                                4.  Any withdrawal amount you request will be
                                    increased by the withdrawal charge;
                                5.  We will limit a withdrawal from the fixed
                                    account to an amount which equals the fixed account contract value less debt and interest on any such loan to the end of the contract year.

Withdrawal Charges              1.  All purchase payments in a given contract
                                    year and all related accumulations are
                                    totaled by account and each total is used separately in computing the withdrawal charge as stated in the withdrawal charge table shown in the contract schedule.

                                2.  All amounts to be withdrawn and any
                                    applicable withdrawal charges will be
                                    charged first against purchase payments and all related accumulations in the chronological order we received such purchase payments by contract year.

                                3. Any amount withdrawn which is not subject to a withdrawal charge will be considered a "partial free withdrawal."

                                4.  In the event of a partial withdrawal, a
                                    "partial free withdrawal" is applied against purchase payments and all related accumulations in the chronological order we received such purchase payments by contract year even though the purchase payments and related accumulations are no longer subject to a withdrawal charge.

Transfer and Withdrawal         We will withdraw or transfer from the fixed
Procedures                      account as of the valuation date that follows
                                the date we receive your written or telephone transfer request. To process a withdrawal, the request must contain all required information.

                                We will redeem the necessary number of
                                accumulation units to achieve the dollar amount when the withdrawal or transfer is made from a subaccount. We will reduce the number of accumulation units credited in each subaccount by the number of accumulation units redeemed. The reduction in the number of accumulation units is determined on the basis of the accumulation unit value at the end of the valuation period when we receive the request, provided the request contains all required information. We will pay the amount within seven calendar days after the date we receive the request, except as provided below.

Deferment of Withdrawal         If the withdrawal or transfer is to be made from
or Transfer                     a subaccount, we may suspend the right of
                                withdrawal or transfer or delay payment more than seven calendar days: 1. during any period when the New York Stock Exchange is closed other than customary weekend and holiday closings; 2.
                                when trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the accumulation unit value is not practical; or
                                3. for such other periods as the Securities and Exchange Commission by order may permit for protection of owners.

                                We may defer the payment of a withdrawal or transfer from the fixed account, for the period permitted by law. This can never be more than six months after you send us a written request. During the period of deferral, we will continue to credit interest, at the then current interest rate(s), to the fixed account contract value.

LOAN PROVISIONS

Loans You may request a loan any time before the annuity date. You must assign this contract to us as security for a loan.

                                The maximum loan available is the fixed account contract value minus: 1. any withdrawal charge that applies to the total fixed account contract value in the year in which you make the loan; and 2. interest on the loan paid to the end of the contract year in which you make the loan.

                                We may defer granting a loan for six months from the date we receive the written loan request.

Loan Interest                   The loan interest is 5.50% per year compounded
                                daily at the daily equivalent of a 5.50% annual rate. Interest is due at the end of each contract year. If you do not pay interest when it is due, we will add it to the loan and it will bear interest at the same rate as the loan.
                                We will charge interest on a daily basis.

Loan Payment                    You may repay a debt in full or in part at any
                                time prior to the annuity date. If the debt equals or exceeds the fixed account contract value, less any withdrawal charge that applies to the total withdrawal of the fixed account, your interest in the fixed account will terminate. The termination occurs thirty-one days after we mail notice of termination to your last known address and that of any assignee of record.

                                We will apply any repayment of debt: first to reduce that part of the debt that can be attributed to interest; and second to that part of the debt that can be attributed to purchase payments.

Effects of Loans on Interest    While there is a loan, the portion of the fixed
Rates                           account contract value that equals the debt will
                                earn interest at 3.00% per year, compounded daily at the daily equivalent of a 3.00% annual rate, instead of the current interest rate.

DEATH BENEFIT PROVISIONS

Amount Payable Upon Death       We compute the death benefit at the end of the
                                valuation period following: our receipt of due proof of death; such other information we may require to process the death benefit, and the return of this contract.

                                If death occurs prior to the oldest owner attaining age 75, we will pay the greater of: a. the contract value less debt; or b. the total amount of purchase payments, less debt and the aggregate dollar amount of all adjustments for withdrawals. We will pay the contract value less debt if death occurs on or after the oldest owner's 75th birthday.

Adjustments for Withdrawals     The adjustment for withdrawals described above
                                is a dollar amount determined for each
                                withdrawal which is equal to (1) divided by (2), with the result multiplied by (3), where:

                                1.  is the withdrawal and withdrawal charge
                                    amount;
                                2. is the contract value immediately prior to the withdrawal; and
                                3. is the value of the death benefit immediatly prior to the withdrawal.

Payment of Death Benefits       We will pay a death benefit before the annuity
                                date if the owner or a joint owner dies. If the owner is a non-natural person, a death benefit will be paid upon the death of an annuitant before the annuity date.

                                When we pay the death benefit we will then have no further obligation under this contract.

                                When you die, we will pay the death benefit in a lump sum. This sum may be deferred for up to five years from the date of your death.

                                Instead of a lump sum payment the beneficiary may elect to have the death benefit distributed as stated in Option 1 for a period not to exceed the beneficiary's life expectancy; or Options 2, or 3 based upon the life expectancy of the beneficiary as prescribed by federal regulations. The beneficiary must make this choice within sixty days of the time we receive due proof of death.

                                If the beneficiary is not a natural person, the beneficiary must elect that the entire death benefit be distributed within five years of your death. Distribution of the death benefit must start within one year after your death. It may start later if prescribed by federal regulations.

Spousal Continuation            If this contract was issued as a nonqualified
                                plan or an Individual Retirement Annuity ("IRA") and your spouse is the primary beneficiary when you die, the surviving spouse may elect to be the successor owner of this contract. This is known as a spousal continuation. In such case, no death benefit will be payable upon your death.

                                Upon your death, your surviving spouse may continue this contract thereby waiving claim to the death benefit otherwise payable. Electing to continue this contract under the spousal continuation provision of this contract will affect how the charges and benefits under this contract and applicable endorsements and riders are calculated or determined.

                                If a spousal continuation is elected, the contract value will be adjusted to equal the amount otherwise payable as a death benefit under this contract subject to the following:

                                1. The contract value will be adjusted to equal the amount of the death benefit. If the death benefit otherwise payable exceeds the contract value one day prior to the date of continuance, such excess will be credited to the money market subaccount listed in the contract schedule. This amount may subsequently be transferred from the money market subaccount to other options under this contract.

                                2.  Upon the death of your surviving spouse
                                    before the annuity date, the amount of the death benefit payable will be determined as if: (a) the contract was issued on the date of continuance; and (b) the contract value applied on the date of continuance resulted from our receipt of an initial purchase payment.

                                3.  Withdrawal charges will not apply to
                                    withdrawals made from contract value
                                    credited on the date of continuance.
                                    Withdrawal charges will apply to purchase payments made after the date of continuance.

                                4. This contract may not be continued under a subsequent spousal continuation.

ANNUITY PERIOD PROVISIONS

Election of Annuity Option      We must receive an election of an annuity option
                                in writing. You may make an election before the annuity date. The beneficiary may make an election when we pay the death benefit.

                                An election will be revoked by: 1. a subsequent change of beneficiary; or 2. an assignment of this contract unless the assignment provides otherwise.

                                Subject to the terms of the death benefit provision, the beneficiary may elect to have the death benefit remain with us under one of the annuity options.

                                If an annuity option is not elected by the annuity date, an annuity will be paid under Option 3 if there is one annuitant on the annuity date or under Option 5 if there are joint annuitants on the annuity date.

                                If the total contract value is applied under one of the annuity options, this contract must be surrendered to us.

                                An option can not be changed after the first annuity payment is made.

                                If, on the seventh calendar day before the first annuity payment due date, all the contract value is allocated to the fixed account, the annuity will be paid as a fixed annuity. If all of the contract value on such date is allocated to the separate account, the annuity will be paid as a variable annuity. If the contract value on such date is allocated to both the fixed account and a subaccount, then the annuity will be paid as a combination of a fixed and variable annuity. A fixed and variable annuity payment will reflect the investment performance of the subaccounts in accordance with the allocation of the contract values existing on such date. Allocations will not be changed thereafter, except as provided in the Transfers During The Annuity Period provision of this contract.

                                Payments for all options are derived from the applicable tables. Current annuity rates will be used if they produce greater payments than those quoted in the contract. The age in the tables is the age of the annuitant on the last birthday before the first payment is due.

                                The option selected must result in a payment that is at least equal to our minimum payment, according to our rules, at the time the annuity option is chosen. If at any time the payments are less than the minimum payment, we have the right to increase the period between payments to quarterly, semi-annual or annual so that the payment is at least equal to the minimum payment or to make payment in one lump sum.

Option 1                        We will make monthly payments for 10 years.
Fixed Installment Annuity

Option 2                        We will make monthly payments while the
Life Annuity                    annuitant is alive.

Option 3                        We will make monthly payments for a 10 year
Life Annuity With               certain period and thereafter while the
Installments Guaranteed         annuitant is alive.

Option 4                        We will pay the full monthly income while both
Joint and Survivor Annuity      annuitants are alive. Upon the death of either
                                annuitant, we will continue to pay the a percentage of the original monthly payment. The percentage payable during the life of the surviving annuitant must be selected at the time the annuity option is chosen. The percentages available are 50%, 66 2/3%, 75% and 100%.

Option 5                        We will make monthly payments for a 10 year
Joint and Survivor Annuity      certain period and thereafter while the
with Installments Guaranteed    annuitants are alive.

Other Options                   We may make other annuity options available.
                                Payments are also available on a quarterly, semi-annual or annual basis.

Fixed Annuity                   The fixed account contract value on the first
                                day preceding the date on which the first annuity payment is due, is first reduced by any debt and premium taxes that apply. The value that remains will be used to determine the fixed annuity monthly payment in accordance with the annuity option selected.

Variable Annuity                The separate account contract value, at the end
                                of the valuation period preceding the valuation period that includes the date on which the first annuity payment is due, is first reduced by any premium taxes that may apply. The value that remains is used to determine the first monthly annuity payment. The first monthly annuity payment is based upon the guaranteed annuity option shown in the Annuity Option Table. You may elect any option available.

                                The dollar amount of subsequent payments may increase or decrease depending on the investment experience of each subaccount. The number of annuity units per payment will remain fixed for each subaccount unless a transfer is made. If a transfer is made, the number of annuity units per payment will change.

                                The number of annuity units for each subaccount is calculated by dividing a. by b. where:

                                a. is the amount of the monthly payment that can be attributed to that subaccount; and
                                b.  is the annuity unit value for that
                                    subaccount at the end of the valuation
                                    period. The valuation period includes the date on which the payment is made.

                                Monthly annuity payments, after the first payment, are calculated by summing up, for each subaccount, the product of a. times b. where:

                                a. is the number of annuity units per payment in each subaccount; and
                                b.  is the annuity unit value for that
                                    subaccount at the end of the valuation
                                    period. The valuation period includes the date on which the payment is made.

                                After the first payment, we guarantee that the dollar amount of each annuity payment, will not be affected adversely by actual expenses or changes in mortality experience from the expense and mortality assumptions on which we based the first payment.

Annuity Unit Value              The value of an annuity unit, for each
                                subaccount, at the end of any subsequent valuation period is determined by multiplying the result of a. times b. by c. where:

                                a.  is the annuity unit value for the
                                    immediately preceding valuation period; and
                                b.  is the net investment factor for the
                                    valuation period for which the annuity unit value is being calculated; and
                                c.  is the interest factor of .99993235 per
                                    calendar day of such subsequent valuation period to offset the effect of the assumed rate of 2.50% per year used in the Annuity Option Table.

                                The net investment factor for each subaccount for any valuation period is determined by dividing a. by b. where:

                                a. is the value of an accumulation unit of the applicable subaccount as of the end of the current valuation period plus or minus the per share charge or credit for taxes reserved; and
                                b. is the value of an accumulation unit of the applicable subaccount as of the end of the immediately preceding valuation period, plus or minus the per share charge or credit for taxes reserved.

Transfer During the Annuity     You may not convert fixed annuity payments to
Period                          variable annuity payments. However, during the
                                annuity period, you, by sending us a written notice in a form satisfactory to us, may:
                                convert variable annuity payments to fixed annuity payments; or have variable annuity payments reflect the investment experience of other subaccounts. A transfer may be made subject to the following:

                                1.  Transfer from a subaccount to the fixed
                                    account can be effective only on an
                                    anniversary of the first annuity payment date. We must receive notice of such transfer at least thirty days prior to the effective date of the transfer;

                                2. Transfers from one subaccount to another subaccount will be effective during the valuation period next succeeding the date the notice is received by us. However, no transfers may be made during the seven days immediately preceding an annuity payment date. No transfer to a subaccount may be made during the first year of the annuity period. In subsequent years all transfers between subaccounts will be made on the same day in a given year and are limited to one transfer each year;

                                3. You may not have more than three subaccounts after any transfer; and

                                4. Your entire interest in a subaccount must be transferred.

                                The number of annuity units per payment
                                attributable to a subaccount to which transfer is made is equal to, in the case of a transfer between subaccounts, the number of annuity units per payment in the subaccount from which transfer is being made multiplied by the annuity unit value for that subaccount, such amount being divided by the annuity unit value for the subaccount to which transfer is being made.

                                The amount of money allocated to the fixed account in the event of a transfer from subaccount equals the annuity reserve for the owner's interest in such subaccount. The annuity reserve is the product of a. multiplied by b. multiplied by c. where: a. is the number of annuity units representing the owner's interest in such subaccount per annuity payment; b. is the annuity unit value for such subaccount; and
                                c. is the present value of $1.00 per payment period using the attained age(s) of the annuitant(s) and any remaining guaranteed payments that may be due at the time of the transfer. The guaranteed monthly payments are based on an interest rate of 2.50% per year and, where mortality is involved, the "Annuity 2000 Table" developed by the Society of Actuaries projected using Scale G to the year 2015. Money allocated to the fixed account upon such transfer will be applied under the same annuity option as originally elected. Any guaranteed period payments will be adjusted to reflect the number of guaranteed payments already made. If all guaranteed payments have already been made, no further payments will be guaranteed.

>

                                All amounts and annuity unit values are
                                determined as of the end of the annuity
                                valuation period which precedes the effective date of the transfer.

                                We reserve the right at any time and without notice to any party to terminate, suspend or modify the transfer privileges.

Supplementary Agreement         A supplementary agreement will be issued to
                                reflect payments that will be made under a settlement option. If payment is made as a death benefit distribution, the effective date will be the date of death. Otherwise the effective date will be the date chosen by the owner.

Date of First Payment           Interest, under an option, will start to accrue
                                on the effective date of the supplementary agreement.

Evidence of Age, Sex and        We may require satisfactory evidence of the age,
Survival                        sex and the continued survival of any person on
                                whose life the income is based.

Misstatement of Age or Sex      If the age or sex of the annuitant(s) has been
                                misstated, the amount payable under this contract will be such as the purchase payments sent to us would have purchased at the correct age or sex. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments we may make under this contract.

Basis of Annuity Options        The guaranteed monthly payments are based on an
                                interest rate of 2.50% per year and, where mortality is involved, the "Annuity 2000 Table" developed by the Society of Actuaries projected using Scale G to the year 2015.

Disbursement of Funds Upon      When the annuitant dies, the value of any unpaid
Death of Annuitant Under        installments will be paid, in one sum, to the
Options 1, 3 or 5               owner. The commuted value based upon a minimum
                                interest rate of not less than 2.50% will be paid. The commuted value of any variable installments will be determined by applying the annuity unit value next determined following our receipt of due proof of death.

Payment of Death Benefits       If an owner, who is not also an annuitant, dies
During the Annuity Period Upon  after the annuity date, the following provisions
Death of an Owner               apply:

                                1.   If the owner was the sole owner, the
                                     remaining annuity payments will be payable to the beneficiary in accordance with the annuity option in effect. The beneficiary will become the owner.

                                2.   If this contract has joint owners, the
                                     annuity payments will be payable to the
                                     surviving joint owner in accordance with the terms of the annuity option in effect. Upon the death of the surviving joint owner, the beneficiary becomes the owner.

Protection of Benefits          Unless otherwise provided in the supplementary
                                agreement, the owner may not commute,
                                anticipate, assign, alienate or otherwise hinder the receipt of any payment.

Creditors                       The proceeds of this contract and any payment
                                under an annuity option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

                                                                         Page 15

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                                                                         Page 16

                              ANNUITY OPTION TABLE

           AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF VALUE APPLIED

OPTION ONE  -  FIXED INSTALLMENT ANNUITY
     Number
    of years         Monthly
    selected         Payment
          10          9.39

OPTIONS TWO AND THREE - LIFE ANNUITY WITH INSTALLMENTS GUARANTEED

AGE OF                    MONTHLY PAYMENTS GUARANTEED
MALE
ANNUITANT        NONE                120

     55          4.00               3.96
     56          4.08               4.04
     57          4.17               4.12
     58          4.26               4.21
     59          4.36               4.30
     60          4.46               4.40
     61          4.57               4.50
     62          4.69               4.60
     63          4.81               4.71
     64          4.95               4.83
     65          5.09               4.95
     66          5.24               5.08
     67          5.41               5.22
     68          5.58               5.36
     69          5.76               5.50
     70          5.96               5.65
     71          6.17               5.81
     72          6.39               5.97
     73          6.62               6.13
     74          6.88               6.30
     75          7.14               6.47
     76          7.43               6.65
     77          7.73               6.83
     78          8.06               7.01
     79          8.41               7.18
     80          8.79               7.36
     81          9.19               7.54
     82          9.62               7.71
     83         10.08               7.88
     84         10.57               8.04
     85         11.10               8.20

AGE OF          MONTHLY PAYMENTS GUARANTEED
FEMALE
ANNUITANT        NONE                   120

     55          3.71                  3.70
     56          3.78                  3.76
     57          3.86                  3.83
     58          3.93                  3.91
     59          4.02                  3.99
     60          4.10                  4.07
     61          4.20                  4.16
     62          4.29                  4.25
     63          4.40                  4.35
     64          4.51                  4.45
     65          4.63                  4.56
     66          4.75                  4.68
     67          4.89                  4.80
     68          5.03                  4.93
     69          5.19                  5.06
     70          5.36                  5.21
     71          5.54                  5.36
     72          5.73                  5.52
     73          5.94                  5.69
     74          6.17                  5.86
     75          6.41                  6.04
     76          6.68                  6.23
     77          6.96                  6.42
     78          7.26                  6.62
     79          7.59                  6.82
     80          7.95                  7.02
     81          8.34                  7.23
     82          8.76                  7.43
     83          9.21                  7.62
     84          9.71                  7.81
     85         10.24                  8.00

OPTION FOUR - JOINT AND 100% SURVIVOR ANNUITY

AGE OF                                AGE OF FEMALE ANNUITANT
MALE
ANNUITANT    55        60        65        70        75        80        85
     55     3.38      3.53      3.67      3.77      3.86      3.91      3.95
     60     3.48      3.68      3.88      4.06      4.20      4.30      4.37
     65     3.56      3.81      4.08      4.35      4.59      4.77      4.91
     70     3.62      3.92      4.26      4.63      4.99      5.32      5.57
     75     3.65      3.99      4.39      4.87      5.39      5.90      6.34
     80     3.68      4.03      4.49      5.05      5.73      6.46      7.18
     85     3.69      4.06      4.55      5.18      5.99      6.96      8.01

OPTION FIVE - JOINT LIFE ANNUITY WITH INSTALLMENTS GUARANTEED
AGE OF                                AGE OF FEMALE ANNUITANT
MALE
ANNUITANT    55        60        65        70        75        80        85
     55     3.38      3.53      3.66      3.77      3.85      3.91      3.94
     60     3.48      3.68      3.88      4.05      4.19      4.29      4.35
     65     3.56      3.81      4.08      4.34      4.57      4.74      4.86
     70     3.61      3.91      4.25      4.61      4.96      5.26      5.46
     75     3.65      3.98      4.38      4.84      5.33      5.78      6.13
     80     3.67      4.03      4.47      5.01      5.63      6.26      6.78
     85     3.69      4.05      4.52      5.12      5.84      6.63      7.34

Rates for ages not shown here will be provided upon request.

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FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the owner and Federal Kemper Life Assurance Company.

READ YOUR CONTRACT CAREFULLY

Federal Kemper Life Assurance Company
1600 McConnor Parkway, Schaumburg, Illinois 60196-6801